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                                                                Exhibit 10.19

ARC GROUP LLC
Accounting Resources and Consulting
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March 8, 1999

Sean Coleman, Director
Commonwealth Principals LLC
8500 Leesburg Pike
Suite 601
Vienna, Virginia  22182

Dear Sean and :

This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide. The goals of our engagement are:

- To provide Integrated Interactive, Inc. ("III") with due diligence assistance in connection with the proposed roll-up of Internet technology companies (the "Proposed Transaction").

- To assist in the identification of operational recommendations based on procedures performed at the founding companies.

- To facilitate the completion of the audits of each of the founding companies by conducting site visits prior to the arrival of the auditors. The purpose of these visits will be to identify the historical financial information that is available as well as review the supporting detail for adequacy. It will also include the preliminary identification of unusual accounting and reporting issues. At the conclusion of our visits, we will prepare summaries of our observations which will be provided to III, founding company management, and the auditors. These summaries will identify significant items noted as well as recommendations for resolution of these items.

- To the extent that audit deficiencies are noted during our site visits, we will assist the founding companies in the preparation of the information that will be necessary in order for the auditors to complete the audits on a timely basis.

- To assist the founding companies in the compilation of financial projections.

- We will develop an overall forecast template which will incorporate the historical (both actual and pro forma) results, compiled financial projections, and the effect of the proposed transaction.

- We will maintain the template and respond to requests or questions from any of the parties involved, including the underwriters.

In performing our services, we will be relying on the sufficiency, accuracy, and reliability of information provided by each of the founding companies. Also, our ability to complete our work will depend on the cooperation of the management of the founding companies.

We will compile the 1999 and 2000 financial projections for the founding companies based on data furnished to us by the founding companies and their employees, and issue compilation reports thereon in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. We will not audit or review such financial statements, and accordingly, we will not express an opinion or any other form of assurance on them.

In order to commence procedures under this contract, we will require a one-time fee payable in advance of $80,000. In addition, out-of-pocket expenses will be billed periodically and are payable upon presentation.



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Sean Coleman
March 8, 1999
Page 2


Upon completion of the Proposed Transaction, an additional fee of $245,000 will be payable to ARC Group LLC ("ARC") for services rendered under this contract. This fee will be payable in the event of the successful completion of either a public offering or a private placement. By signing this letter, Commonwealth Principals LLC ("Commonwealth") guarantees full payment of all fees and out of pocket expenses billed in connection with services under this agreement.

Please note that our ability to perform services under this contract is dependent upon the cooperation of management of the founding companies as well as the availability of information necessary for the compilation of the financial projections and the development of the projection template. In addition, although we will be assisting management in the documentation of assumptions used in their projections, ultimately the projections are management's responsibility. Finally, while we will make every effort to identify and resolve any accounting deficiencies or reporting issues at the founding companies, we will not be responsible for unrecognized or unresolved issues identified by the auditors.

By signing this letter, III and Commonwealth agree to release and hold harmless ARC and its directors from and against any claims, liabilities, costs and expenses (including, without limitation attorneys' fees and the time of our involvement) brought against, paid or incurred by us at any time and in any way arising out of or relating to our service under this letter, except to the extent finally determined to have resulted from the gross negligence or willful misconduct on our part.

Our maximum liability relating to services rendered under this letter (regardless of form of action, whether in contract negligence or otherwise) shall be limited to the charges paid to us for the portion of our services or work product giving rise to liability. In no event shall we be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.) even if it has been advised of their possible existence.

This letter constitutes the complete and exclusive statement of agreement between ARC, III and Commonwealth, superseding all oral or written communications with respect to the terms of the engagement between the parties.

If this letter defines the engagement as you understand it, please sign and date the enclosed copy and fax it to our office. In addition, please mail the copy with your original signature.



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Sean Coleman
March 8, 1999
Page 3


With the formalities aside, we would both like to thank you again for the opportunity to work with you. Our goal is to provide you with the best possible service, and we hope that this is the start of a long-term, mutually beneficial relationship. Please don't hesitate to call either of us if you have any questions.

Sincerely,


/s/ Chris Meshginpoosh                   /s/ Tom Bevivino
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Chris Meshginpoosh                       Tom Bevivino
Director                                 Director

Enclosure


Confirmed by:


/s/ Sean Coleman
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Sean Coleman, Director                   Date
Commonwealth Principals LLC



/s/ Sean Coleman
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                                         Date
Integrated Interactive, Inc.